Exhibit 10.2

FIRST AMENDMENT TO
CHANGE IN CONTROL AND ASSUMPTION AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) to that certain Change in Control and Assumption Agreement dated June 1, 2007 (the “Change in Control Agreement”) is made on and as of this 31st day of October, 2008, by and between Community Partners Bancorp (“CPB”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding company, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; Two River Community Bank (“TRCB”), a banking corporation organized under the laws of the state of New Jersey, with its principal office at 1250 Highway 35 South, Middletown, New Jersey 07748; and Barry B. Davall (the “Executive”), whose business address is 1250 Highway 35 South, Middletown, New Jersey 07748.

BACKGROUND

WHEREAS, CPB, TRCB and the Executive wish to enter into this Amendment to the Change in Control Agreement so as to (i) fully and effectively exempt the Change in Control Agreement from those provisions of Section 409A of the Internal Revenue Code of 1986 and the final Treasury Regulations for Section 409A which would or could, in the absence of such Amendment, otherwise be applicable to the Change in Control Agreement, and (ii) otherwise amend the Change in Control Agreement as agreed upon by CPB, TRCB and the Executive.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment, the sufficiency of which are hereby acknowledged, CPB, TRCB and the Executive agree that the Change in Control Agreement is amended as follows:

1.  Section 1d shall be amended by deleting the word “voluntary” where such term first appears, and adding the following language immediately after the word “consent”:

“…, but only if, and to the extent that, such action or failure to act by Employer constitutes a “material negative change”, within the meaning of Treas. Reg. Sec. 1.409A-1(n)(2)(i), to the Executive in his or her relationship with the Employer so as to result in the termination by the Executive of his or her employment relationship with Employer for “Good Reason” being an “involuntary separation from service” within the meaning of Treas. Reg. Sec. 1.409A-1(n)…”

2.  Section 9 shall be amended by deleting the phrase “…upon four weeks’ prior written notice to the Employer specifying the Good Reason.” where such phrase appears in the first sentence of the first paragraph, and inserting in its stead “…, but only in full accordance with the terms of the third full paragraph of this Section 9.”

3.  Section 9 shall be amended by adding the following language immediately after the phrase  “…within twenty (20) business days of the termination of employment…”  where such phrase appears in the second sentence of the first paragraph:

“...(it being the intention of Employer and the Executive that the payment of the Lump Sum Payment constitute a short term deferral within the meaning of Treas. Reg. Sec. 1.409A-1(b)(4))…”

4.  Section 9 shall be amended by deleting the third sentence of the first paragraph.

5.  Section 9 shall be amended by adding the following language after the second full paragraph of Section 9:

The Executive may not resign with Good Reason, and shall not be considered to have done so for any purpose of this Agreement, unless (i) the Executive, within sixty (60) days of the initial existence of the act or failure to act by Employer which Executive believes to constitute “Good Reason” within the meaning of this Agreement, provides Employer with written notice which describes, in particular detail, the act or failure to act which Executive believes to constitute “Good Reason” and identifies the particular clause of Section 1d of this Agreement which Executive contends is applicable to such act or failure to act; (ii) Employer, within thirty (30) days of its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of his or her employment relationship with Employer, and (iii) Executive actually resigns from his or her employment with Employer on or before that date which is exactly six (6) calendar months after the initial existence of the act or failure to act by Employer which constitutes “Good Reason” within the meaning of this Agreement.  If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by Executive of his or her employment with Employer shall not be deemed to have been for “Good Reason”; he or she shall not be entitled to any of the benefits to which he or she would have been entitled if he or she had resigned his or her employment with the Employer for “Good Reason”; and, in particular, the Employer shall not be required to pay any amount which would otherwise have been due to the Executive under this Section 9 of this Agreement had the Executive resigned with “Good Reason”.

The Employer and the Executive acknowledge that any termination of the Executive’s employment without Cause or resignation for Good Reason under this Section 9 of this Agreement is intended to qualify as a “Separation from Service” under Section 409A of the Internal Revenue Code and Treasury Regulation Section 1.409A-1(h).  The Executive and the Employer agree that the Executive will not, at any time subsequent to a termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, as an employee or independent contractor,  provide services to the Employer or any affiliate of the Employer at an annual rate which is more than twenty percent (20%) of the services rendered, on average, during the thirty six (36) full calendar months immediately preceding such termination without Cause or resignation for Good Reason under this Section 9 of this Agreement (or the full period for which the Executive provided services to the Employer (whether as an employee or as an independent contractor) if the Executive has, at the time of termination without Cause or resignation for Good Reason under this Section 9 of this Agreement, been providing services for a period of less than thirty six (36) months).

6.  Section 13 shall be amended by deleting the term “Section 280G Agreement” wherever it appears (including as the caption), and inserting in its stead the term “Excise Tax Reimbursement Agreement”.

7.  The section captioned “Miscellaneous” shall be numbered as 18.

8.  The amendments set forth in this First Amendment to Change in Control and Assumption Agreement shall be deemed to have been effective as of June 1, 2007, the date of the Change in Control Agreement, as though such amendatory language had been fully set forth therein.

IN WITNESS WHEREOF, CPB and TRCB have caused this Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ Jean Nelson-Crosby	/s/Barry B. Davall
Barry B. Davall, individually

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/Michael W. Kostelnik	By:	/s/Charles T. Parton
Michael W. Kostelnik, Secretary		Charles T. Parton, Chairman

ATTEST:	TWO RIVER COMMUNITY BANK

/s/Michael W. Kostelnik	By:	/s/William D. Moss
Michael W. Kostelnik, Secretary		William D. Moss, President